Exhibit 10.40

AMENDMENT TO
HADDRILL EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Amendment”) is made and entered into as of December 22, 2004 (the “Effective Date”), by and between Alliance Gaming Corporation, a Nevada corporation (the “Company”), and Richard Haddrill, currently residing at 3394 Knollwood Drive, Atlanta, Georgia  30305 (“Haddrill”).

WHEREAS, the Company and Haddrill are parties to that certain Employment Agreement dated as of June 30, 2004 (the “Employment Agreement”) pursuant to which Haddrill is employed as the Company’s Chief Executive Officer;

WHEREAS, pursuant to the Employment Agreement, the Company granted to Haddrill non-statutory stock options to acquire 500,000 shares of the Company’s common stock (the “Options”) and 377,030 restricted stock units (the “Restricted Stock Units”) under the Company’s Amended and Restated 2001 Long Term Incentive Plan (the “Plan”); and

WHEREAS, the Company and Haddrill desire to amend the Employment Agreement to grant additional non-statutory stock options and restricted stock units and to modify the date by which Haddrill is to acquire the Alliance Stock (as such term is defined herein).

NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                       As of the Effective Date, the Company shall grant Haddrill additional non-statutory stock options to acquire 300,000 shares of the Company’s common stock under the Plan (the “Additional Options”), at an exercise price per share equal to the fair market value of a share of the Company’s common stock as of the Effective Date (as determined in accordance with the Plan).  The Additional Options shall vest and be subject to the terms and conditions set forth on Schedule A-1 hereto.

2.                                       As of the Effective Date, the Company shall grant Haddrill a number of additional restricted stock units under the Plan (the “Additional Restricted Stock Units”), in an amount equal to $1.9 million, as calculated in accordance with Schedule B-1 hereto.  The Additional Restricted Stock Units shall vest and be subject to the terms and conditions set forth on Schedule B-1 hereto.

3.                                       Sections 8(a), (b), (c) and (d)(i) of the Employment Agreement are hereby amended and restated in their entirety to read as follows:

“8.                                 Payments Upon Termination or Change of Control.

(a)                                  If Haddrill’s employment is terminated under paragraph 7(a) or 7(d) hereof, (i) the Company shall have no further obligation under this Agreement, except the obligation to pay Haddrill an amount equal to the portion of his compensation and out-of-pocket business expenses as may be accrued and unpaid on the date of termination and (ii) Haddrill shall be entitled to retain the rights granted hereunder to [a] that number of Restricted Stock Units and Additional Restricted Stock Units that have vested through the date of termination in accordance with the vesting schedules set forth on Schedules B and B-1, respectively, hereof and [b] that number of Options and Additional Options that have vested in accordance with the vesting schedules set forth in Schedules A and A-1, respectively, hereof.  All non-vested Restricted Stock Units, Additional Restricted Stock Units, Options and Additional Options shall be immediately forfeited.

(b)                                 If Haddrill’s employment is terminated under paragraphs 7(b) or 7(c) hereof, (i) the Company shall [a] pay Haddrill an amount equal to the portion of his compensation and out-of-pocket business expenses as may be accrued and unpaid on the date of termination; [b] pay Haddrill severance pay in an amount equal to the base salary for a period of one year from the date of termination or until the expiration of this Agreement, whichever first occurs; and (ii) Haddrill shall be entitled to retain the rights granted hereunder to [a] the Restricted Stock Units and Additional Restricted Stock Units to the extent provided in Schedules B and B-1, respectively, hereof; provided that the Restricted Stock Units and Additional Restricted Stock Units shall be pro rated through the 12-month period following the month in which the date of termination occurs (i.e., the number of Restricted Stock Units and Additional Restricted Stock Units to which Haddrill shall be entitled shall be equal to the aggregate of all  Restricted Stock Units and Additional Restricted Stock Units multiplied by a fraction, the numerator of which shall be the number of partial or whole months served by Haddrill under this Agreement from and after the Commencement Date plus 12, and the denominator of which shall be 36), and [b] (i) all Options in which price targets have been achieved at the date of termination regardless of the time vesting requirement, (ii) the portion of Additional Options pro rated through the month in which the date of termination occurs and (iii) all other time vesting options with respect to which the price targets have not been achieved (“Time Vested Options”) shall be pro rated through the month in which the date of termination occurs; provided that the Time Vested Options shall be exercisable only to the extent the price targets are achieved within the time periods specified on Schedule A attached hereto.  Except as provided herein, all non-vested Restricted Stock Units, Additional Restricted Stock Units, Options and Additional Options shall be immediately forfeited.

(c)                                  If Haddrill’s employment is terminated under paragraph 7(e) or 7(f), (i) the Company shall [a] pay to Haddrill or Haddrill’s Estate, as the case may be, an amount equal to the portion of his compensation and out-of-pocket business expenses as may be accrued and unpaid as of the date of his termination; and [b] pay Haddrill or Haddrill’s Estate the base salary for a period of one year from the date of Haddrill’s termination of employment or until expiration of the term of this Agreement, whichever occurs first; and (ii) Haddrill or Haddrill’s Estate shall be entitled to retain the rights granted hereunder to [a] that number of Restricted Stock Units and Additional Restricted Stock Units that have vested through the date of termination in accordance with the vesting schedules set forth on Schedules B and B-1, respectively, hereof and [b] the number of Options and Additional Options that have vested at the date of termination in accordance with the vesting schedules set forth in Schedules A and A-1, respectively, hereof.  Except as provided herein, all non-vested Restricted Stock Units, Additional Restricted Stock Units, Options and Additional Options shall be immediately forfeited.

(d)                                 (i) Upon a Change of Control, as hereinafter defined, [a] the Company shall pay to Haddrill $980,000, and [b] Haddrill shall be entitled to retain the rights granted hereunder to [1] all of the Restricted Stock Units and Additional Restricted Stock Units granted to him irrespective of the vesting schedules or distribution provisions set forth on Schedules B and B-1, respectively, hereof; provided that he shall not be entitled to receive a distribution of the shares represented by the Restricted Stock Units or Additional Restricted Stock Units until the occurrence of one of the distribution events listed in Section 409A(a)(2)(a) of the Internal Revue Code (the “Code”) and [2] all of the Options and Additional Options granted to him irrespective of the vesting schedules set forth in Schedules A and A-1, respectively, hereof, and all such Restricted Stock Units, Additional Restricted Stock Units, Options and Additional Options shall vest immediately.  Notwithstanding paragraphs 8(a) through (c), upon a Change of Control the Company shall have no further obligations under this Agreement other than as set forth in this paragraph 8(d).  For purposes of this paragraph 8(d), “Change of Control” shall mean (i) the acquisition, directly or indirectly, by any unaffiliated person, entity or group (a “Third Party”) of beneficial ownership of more than 50% of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) consummation of (1) a reorganization, merger or consolidation of the Company, or (2) a liquidation or dissolution of the Company or (3) a sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party; or (iii) the individuals who as of the date of this Agreement are members of the Board of Directors (together with any directors elected or nominated by a majority of such individuals) cease for any reason to constitute at least a majority of the members of the Board of Directors; except that any event or transaction which would be a “Change of Control” under (i) or (ii) (1) of this definition, shall not be a Change of Control if persons who were the equity holders of the Company immediately prior to such event or transaction (other than the acquiror in the case of a reorganization, merger or consolidation), immediately thereafter, beneficially own more than 50% of the combined voting power of the Company’s or the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors.”

4.                                       Section 9 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“9.                                 Purchase of Company Stock.  Prior to the June 30, 2005, Haddrill shall, subject to the Company’s policies relating to the purchase of shares of the Company’s common stock by persons deemed to be Insiders, increase his holdings of shares of the Company’s common stock (such holdings of shares, the “Alliance Stock”) to a point at which, as of June 30, 2005, such holdings have an aggregate acquisition cost to Haddrill of at least $1.0 million.  Subject to his compliance with applicable State and Federal securities laws, Haddrill shall be entitled to sell the Alliance Stock commencing on the earlier of (i) October 1, 2007 or (ii) the day after he is no longer employed as CEO of the Company under this Agreement.”

5.                                       Except as expressly modified by this Amendment, the Employment Agreement shall remain unchanged and shall remain in full force and effect.

[signatures on next page]

IN WITNESS WHEREOF, the Company and Haddrill have duly executed this Amendment as of the date first above written.

ALLIANCE GAMING CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Richard Haddrill

Schedule A-1

ADDITIONAL OPTIONS

1.                                       The Company shall issue to Haddrill 300,000 Additional Options under the Company’s Amended and Restated 2001 Long Term Incentive Plan (the “Plan”).

2.                                       Except as otherwise provided in the Employment Agreement, as amended, the Additional Options shall vest as follows:  (i) 200,000 Additional Options shall vest in one-third equal installments on each of October 1, 2005, October 1, 2006 and October 1, 2007, if Haddrill is continuously employed by the Company as Chief Executive Officer until each such respective vesting date, and (ii) the remaining 100,000 Additional Options shall vest on October 1, 2007, if Haddrill is continuously employed by the Company as Chief Executive Officer through that date.

3.                                       Once the Additional Options become exercisable hereunder, they shall remain exercisable until October 1, 2014 without regard to whether Haddrill continues to be employed by the Company prior to or on such date.

Schedule B-1

ADDITIONAL RESTRICTED STOCK UNITS

1.                                       The Company shall issue to Haddrill Additional Restricted Stock Units (“Additional RSUs”) under the Company’s Amended and Restated 2001 Long Term Incentive Plan (the “Plan”) in a number determined by dividing $1.9 million by the average per share closing price of the Company’s common stock on the stock exchange in which the stock is principally traded for the 20 business days immediately prior to the date of the grant or such other method as the parties shall mutually agree to, provided that such method complies with the Plan.

2.                                       Except as provided in the Employment Agreement, as amended, the Additional RSUs will vest on October 1, 2010; provided that the vesting of 50% of the Additional RSUs will be accelerated to each of October 1, 2005 and October 1, 2006 upon the attainment in each case of strategic and/or financial measures specified for the approximately nine month period ending October 1, 2005 and for the twelve month period ending October 1, 2006 to be mutually agreed to between the Board of Directors and Mr. Haddrill.

3.                                       Each vested Additional RSU represents Haddrill’s right to receive one (1) share of Company common stock, as follows:

a.               75% of the shares represented by the vested Additional RSUs shall be issued to Haddrill (1) on the later of (a) October 1, 2007 or (b) the date that is six (6) months following the date Haddrill’s employment with the Company terminates for any reason or such shorter period as may be permissible pursuant to regulations promulgated under Section 409A of the Internal Revenue Code (the “Code”), or (2) in the event the Employment Agreement, as amended, is terminated prior to October 1, 2007, on the date that is six (6) months following the date Haddrill’s employment with the Company is terminated or such shorter period as may be permissible pursuant to regulations promulgated under Section 409A of the Code.

b.              The remaining 25% of the shares represented by the vested Additional RSUs shall be issued to Haddrill (1) on the later of (a) October 1, 2008 or (b) the date that is six (6) months following the date Haddrill’s employment with the Company terminates for any reason or such shorter period as may be permissible pursuant to regulations promulgated under Section 409A of the Code, or (2) in the event the Employment Agreement, as amended, is terminated prior to October 1, 2007, on the date that is six (6) months following the date Haddrill’s employment with the Company is terminated or such shorter period as may be permissible pursuant to regulations promulgated under Section 409A of the Code.

4.                                       Except as provided in the Employment Agreement, as amended, if Haddrill ceases to be the CEO, all nonvested Additional RSUs shall be immediately forfeited.